UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2011

NVIDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA	95050
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 486-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 10, 2011, NVIDIA Corporation and Intel Corporation entered into a patent cross license agreement and agreed to settle the litigation between them.

Patent Cross License Agreement

Under the patent cross license agreement, Intel has granted to NVIDIA and its qualified subsidiaries, and NVIDIA has granted to Intel and Intel’s qualified subsidiaries, a non-exclusive, non-transferable, worldwide license, without the right to sublicense to all patents that are either owned or controlled by the parties at any time that have a first filing date on or before March 31, 2017, to make, have made (subject to certain limitations), use, sell, offer to sell, import and otherwise dispose of certain semiconductor- and electronic-related products anywhere in the world. NVIDIA’s rights to Intel’s patents have certain specified limitations, including but not limited to, NVIDIA is not licensed to: (1) certain microprocessors, defined in the agreement as “Intel Processors” or “Intel Compatible Processors;” (2) certain chipsets that connect to Intel Processors; and (3) certain flash memory products. Subject to the terms and conditions of the patent cross license agreement, Intel will pay NVIDIA licensing fees which in the aggregate will amount to $1.5 billion, payable in annual installments, as follows: a $300 million payment on each of January 18, 2011, January 13, 2012 and January 15, 2013 and a $200 million payment on each of January 15, 2014, 2015 and 2016.

The term of the patent cross license agreement continues until the expiration of the last to expire of the licensed patents, unless earlier terminated. NVIDIA may terminate the patent cross license agreement if Intel fails to make the required payments under the patent cross license agreement and fails to cure such non-payment within 60 days. In addition, the patent cross license agreement may be terminated in whole or in part under certain circumstances with respect to a party, if such party declares bankruptcy or undergoes a change of control.

The foregoing description of the patent cross license agreement is qualified in its entirety by reference to the patent cross license agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Litigation with Intel Corporation

On February 17, 2009, Intel filed suit against NVIDIA, seeking declaratory and injunctive relief relating to a license agreement that the parties signed in 2004. The lawsuit was filed in Delaware Chancery Court. Intel sought an order from the Court declaring that the license does not extend to certain NVIDIA chipset products and enjoining NVIDIA from stating that it has license rights for these products. The lawsuit sought no damages from NVIDIA.

On March 23, 2009, NVIDIA filed its answer to Intel’s complaint and also asserted counterclaims for declaratory relief, injunctive relief, breach of contract, and breach of the implied covenant of good faith and fair dealing. NVIDIA’s counterclaims sought an order declaring that NVIDIA has the right to sell certain chipset products with Intel’s processors under the 2004 license agreement, and enjoining Intel from interfering with our license rights. In addition, the counterclaims sought a finding that Intel had materially breached its obligations under a prior license agreement, and requested various remedies for that breach, including termination of Intel’s cross licensing rights and damages. On April 16, 2009, Intel filed its answer to our counterclaims.

As described above, on January 10, 2011, NVIDIA and Intel entered into a patent cross license agreement. Pursuant to this patent cross license agreement, NVIDIA and Intel also agreed to dismiss the Delaware litigation, and each company gave the other a general release for all claims that it might have against the other, known or unknown, based on the actions of either company on or before the date of the settlement.

Item 9.01	Exhibits.

(d) Exhibits.

Exhibit	Description

10.1*	Patent Cross License Agreement dated as of January 10, 2011, between NVIDIA Corporation and Intel Corporation.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation

Date: January 10, 2011	By:	/S/ DAVID M. SHANNON
David M. Shannon
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1*	Patent Cross License Agreement dated as of January 10, 2011, between NVIDIA Corporation and Intel Corporation.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the U.S. Securities and Exchange Commission.